Exhibit 99.1

AptarGroup Reports Fourth Quarter and Annual Results;
Updates Status of European Operations Optimization Plan

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 7, 2013--AptarGroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results. The Company also updated the status of its previously announced plan to optimize certain European operations.

Fourth Quarter 2012 Summary

  Reported sales increased 5% (core sales increased 2% excluding currency and acquisition effects)
  Growth in the beauty, personal care, and beverage markets offset the anticipated softness in the generic allergy treatment market
  Latin America and Asia sales growth remained strong
  Reported earnings per share of $0.52 included the negative impact of $0.05 per share from charges related to the European Operations Optimization plan
  Aptar Stelmi contributed $0.03 to earnings per share
  Earnings were positively impacted by tax related items of $1.3 million, or approximately $0.02 per share
  Quarterly dividend increased 14% to $0.25 per share

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2012, reported sales increased 5% to $571 million from $545 million a year ago. Recently acquired Aptar Stelmi contributed approximately $31 million or 6% to the quarterly sales growth. Changes in currency exchange rates negatively impacted sales by approximately 3%.

Fourth Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales	3%	-4%	9%	2%
Currency Effects	-3%	-2%	-1%	-3%
Acquisitions		23%		6%
Total Reported Growth	0%	17%	8%	5%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “As we expected, it was a challenging quarter. However, similar to what we have seen in the past, the diversity of our business continues to shield us from significant variability in difficult times. Growth in the beauty, personal care, and beverage markets offset the expected softness in the generic allergy treatment market. Looking at our business from a geographic perspective, excluding the effects of currency rate changes and the Aptar Stelmi acquisition, we again experienced strong demand in Latin America and Asia which offset soft demand in North America. Our business in Europe was basically even with the prior year. Our market-focused strategy continues to reveal new opportunities. In the quarter, we saw a number of customer product introductions using our innovative dispensing systems.”

Hagge continued, “Aptar Stelmi had a good quarter and contributed $0.03 per share to our earnings while currency movements continued to be a headwind on our results.”

In the quarter, the Company recognized charges related to its European Operations Optimization plan and this had a negative effect on earnings per share of $0.05. The Company’s previous guidance for the fourth quarter did not include any impact from the optimization plan. Fourth quarter earnings per share, excluding the charges related to this plan, were $0.57 and this equaled the prior year’s reported earnings per share for the same period.

ANNUAL RESULTS

For the year ended December 31, 2012, reported sales of $2.3 billion were approximately equal to the prior year sales. Changes in currency exchange rates negatively impacted sales by approximately 5%. Recently acquired Aptar Stelmi contributed approximately $57 million or 2% to the annual sales growth.

Annual Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales	2%	1%	11%	3%
Currency Effects	-6%	-5%	-3%	-5%
Acquisitions		10%		2%
Total Reported Growth	-4%	6%	8%	0%

Hagge commented on the Company’s annual performance, “Our diverse product offering, broad global reach and deep penetration in multiple end markets drove growth in 2012. In spite of difficult conditions in certain markets, we were able to grow core sales by 3% over last year’s very strong performance. It was particularly challenging most of the year for our largest segment Beauty + Home primarily due to the economic situation in Europe causing customers to reduce orders. We also experienced a slowdown in our most profitable segment, Pharma, in the second half. Our Food + Beverage segment had a good year driven by the strength of our beverage closure business which more than offset a flat performance in the food market. On a geographic basis excluding currency effects and the Aptar Stelmi acquisition, Europe was softer than the prior year, primarily due to a decrease in sales to the beauty, personal care and home care markets. We continued to grow nicely in Latin America and Asia. Our business in the U.S. was up slightly from the prior year.”

Hagge continued, “Aptar Stelmi’s business continues to grow and our ongoing integration work is progressing well. This transaction, which was completed in July 2012, added 2% to our top line. We continue to expect the Aptar Stelmi business to be accretive annually between $0.12 and $0.16 per share and we look forward to leveraging our commercial network and our strong customer relations to continue growing this business.”

Reported diluted earnings per share of $2.38 included a negative impact of $0.05 per share related to the Aptar Stelmi acquisition and a negative impact of $0.05 per share from charges related to the European Operations Optimization plan.

Hagge added, “Our continued strong financial condition allowed us to return value to our shareholders through corporate actions. AptarGroup spent approximately $80 million to repurchase approximately 1.6 million shares of common stock in 2012, leaving approximately 2 million shares authorized for repurchase at the end of the year. In 2012, over $58 million was paid to stockholders in the form of dividends, or $0.88 per share. Also, in January 2013, our board increased the quarterly dividend by 14% to $0.25 per share.”

EUROPEAN OPERATIONS OPTIMIZATION PLAN UPDATE

Commenting on the operations optimization plan, Hagge stated, “Our plan to streamline certain product technologies, reduce complexity for our people and our customers, and optimize our production footprint is progressing as anticipated. We are currently in process of shutting down two facilities, one in Italy and the other in Switzerland.”

In the fourth quarter, the Company recognized approximately $4.9 million of expense related to the plan, of which $1.6 million were non-cash expenses. The Company expects additional costs and savings from this plan in 2013. Using current exchange rates, the Company expects to recognize approximately $14 million in additional costs, most of which will be incurred in 2013. Annual savings of approximately $12 million are expected to begin later this year.

OUTLOOK

Regarding the Company’s outlook, Hagge stated, “Significant increases in U.S. raw material costs, particularly plastic resin, will create headwinds in the first quarter due to the timing of the pass-through of these increases to our customers. We are optimistic that both the U.S. and Europe will improve as the year progresses but we are somewhat cautious on the speed of those recoveries going into the first quarter. Also, we expect continued good growth in Latin America and Asia.”

Hagge continued, “Our first quarter guidance does not include any impact from our European Operations Optimization plan. Currently, we anticipate earnings per share for the first quarter to be in the range of $0.64 to $0.69 compared to $0.64 per share a year ago.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, February 8, 2013 at 8:00 a.m. CT to discuss the Company’s fourth quarter and annual results for 2012. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, pharmaceutical, home care, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; our ability to successfully integrate the Stelmi acquisition; the timing and successful completion of our European operations optimization plan; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Sales	$571,437	$544,540	$2,331,036	$2,337,183
Cost of Sales (exclusive of depreciation
shown below)	391,702	369,367	1,590,365	1,568,286
Selling, Research & Development and
Administrative	85,416	80,144	341,634	347,629
Depreciation and Other Amortization (1)	36,623	32,219	137,022	134,243
Restructuring Initiatives	3,102	(71)	3,102	(71)
Operating Income	54,594	62,881	258,913	287,096
Other Income/(Expense):
Interest Expense	(5,083)	(3,932)	(18,950)	(17,300)
Interest Income	839	1,000	2,996	5,722
Equity in income of affiliates	61	(143)	(457)	(17)
Miscellaneous, net	(882)	727	(1,129)	(559)
Income before Income Taxes	49,529	60,533	241,373	274,942
Provision for Income Taxes	14,675	21,901	78,953	91,312
Net Income	$34,854	$38,632	$162,420	$183,630

Net Loss Attributable to Noncontrolling Interests	136	(12)	192	53
Net Income Attributable to AptarGroup, Inc.	$34,990	$38,620	$162,612	$183,683
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.53	$0.59	$2.45	$2.76
Diluted	$0.52	$0.57	$2.38	$2.65

Average Numbers of Shares Outstanding:
Basic	66,249	65,976	66,392	66,553
Diluted	67,846	68,159	68,395	69,274

Notes to Condensed Consolidated Financial Statements:
(1) Depreciation and Amortization for the quarter and year ended December 31, 2012 include $1.6 million of accelerated depreciation related to the European Operations Optimization plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS

Cash and Equivalents	$229,755	$377,616
Receivables, net	396,788	389,020
Inventories	321,885	285,155
Other Current Assets	91,645	92,159
Total Current Assets	1,040,073	1,143,950
Net Property, Plant and Equipment	848,233	754,715
Goodwill, net	351,552	233,689
Other Assets	84,554	26,941
Total Assets	$2,324,412	$2,159,295

LIABILITIES AND EQUITY

Short-Term Obligations	$74,654	$183,668
Accounts Payable and Accrued Liabilities	380,669	335,181
Total Current Liabilities	455,323	518,849
Long-Term Obligations	352,860	254,910
Deferred Liabilities	135,731	94,964
Total Liabilities	943,914	868,723

AptarGroup, Inc. Stockholders' Equity	1,379,890	1,289,776
Noncontrolling Interests in Subsidiaries	608	796
Total Equity	1,380,498	1,290,572

Total Liabilities and Equity	$2,324,412	$2,159,295

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended			Year Ended
	December 31,			December 31,

	2012	2011		2012	2011
NET SALES
Beauty + Home	$349,029	$349,804		$1,453,940	$1,516,305
Pharma	159,571	136,778		588,693	553,930
Food + Beverage	62,837	57,958		288,403	266,948
Total Net Sales	$571,437	$544,540		$2,331,036	$2,337,183

SEGMENT INCOME (1)
Beauty + Home	$26,853	$26,263		$123,527	$130,818
Pharma (2)	37,236	40,332		141,912	164,390
Food + Beverage	6,163	4,725		30,415	27,801
Restructuring Initiatives & Related Depreciation (3)	(4,678)	71		(4,678)	71
Corporate and Other	(11,801)	(7,926)		(33,849)	(36,560)
Total Income Before Interest and Taxes	$53,773	$63,465		$257,327	$286,520
Interest Expense, Net	(4,244)	(2,932)		(15,954)	(11,578)
Income before Income Taxes	$49,529	$60,533		$241,373	$274,942

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	7.7%	7.5%		8.5%	8.6%
Pharma (2)	23.3%	29.5%		24.1%	29.7%
Food + Beverage	9.8%	8.2%		10.5%	10.4%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - Pharma segment income as a percent of net sales would have been approximately 26.3% for fourth quarter and 27.5% for the year 2012 if the effects of the Aptar Stelmi acquisition had been excluded.

(3) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

Depreciation:
European Operations Optimization Plan	$(1,576)			$(1,576)

Restructuring Initiatives:
European Operations Optimization Plan	$(3,314)			$(3,314)
Prior Year Initiatives	212	71		212	71
Total Restructuring Initiatives	(3,102)	71		(3,102)	71
Total Restructuring Initiatives & Related Depreciation	$(4,678)	$71	#	$(4,678)	$71

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424